Exhibit 99.1
YAHOO! RESPONDS TO CARL ICAHN’S INTENTION TO NOMINATE
CANDIDATES FOR ELECTION TO YAHOO!’S BOARD OF DIRECTORS
SUNNYVALE, Calif., May 15, 2008 — Yahoo! Inc. (Nasdaq: YHOO), a leading global Internet company, today sent the following letter in response to Carl Icahn’s announcement regarding his intention to nominate a slate of ten directors to Yahoo!’s board of directors at the 2008 annual meeting of stockholders.
Dear Mr. Icahn:
We are in receipt of your letter with regard to your intention to seek control of Yahoo!’s board of directors.
Unfortunately, your letter reflects a significant misunderstanding of the facts about the Microsoft proposal and the diligence with which our board evaluated and responded to that proposal. A fair-minded review of the factual record leads to one conclusion: that Yahoo!’s ten-member board, comprised of nine independent directors along with Yahoo! CEO Jerry Yang, remains the best and most qualified group to maximize value for all Yahoo! stockholders.
Conversely, we do not believe it is in the best interests of Yahoo! stockholders to allow you and your hand-picked nominees to take control of Yahoo! for the express purpose of trying to force a sale of Yahoo! to a formerly interested buyer who has publicly stated that they have moved on. Please may I remind you that there is currently no acquisition offer on the table from that company or any other party. That said, we have been crystal clear in our stance that we have been and remain willing to consider any proposal from any party including Microsoft if it offers our stockholders full and certain value.
From the beginning of the process with Microsoft, Yahoo!’s independent directors focused on one central goal: how best to maximize stockholder value. At all times directing this process, Yahoo!’s independent directors carefully considered Microsoft’s initial unsolicited proposal, which was at the time valued at $31 per share. After considering input from its financial advisers the board unanimously concluded that Microsoft’s proposal significantly undervalued Yahoo! and was, therefore, not in the best interests of the company or our stockholders. While we rejected this offer publicly on February 11, 2008, we could not have been more clear in that communication and in every subsequent communication, both public and private, that we were and are willing to enter into any transaction that would maximize value for stockholders and provide them certainty of value.
The record of our efforts to engage Microsoft in meaningful discussions is unequivocal. Following receipt of Microsoft’s proposal on January 31, our board of directors has met over twenty times to review Microsoft’s proposal and Yahoo!’s other strategic alternatives. Throughout this process our board kept an open mind and an open ear. Our independent directors met with several of our largest stockholders to solicit their views and to make it clear that Yahoo!’s independent board is fully committed to maximizing stockholder value. In addition, at the direction of our board, our management team met with many of our investors to provide insight into Yahoo!’s strategy and views on value.
Our board’s openness also extended to Microsoft. Without reciting all of the contacts between us and between our advisers, the senior-most management of Yahoo! and Microsoft and the companies’ respective financial advisers spoke on numerous occasions and met in person seven times. During those meetings, Yahoo! discussed its strategic objectives in search and display advertising monetization, its perspectives on operating strategy and integration in a transaction with Microsoft, its perspectives on transaction synergies, and other non-price deal terms. Because certainty of closing is a critical issue, we sought to understand Microsoft’s thinking with regard to the regulatory issues associated with a potential transaction. In fact, at the board’s direction, our lawyers on March 28 asked for additional information in this regard, information which was never forthcoming.
On April 15th, a meeting was held at Yahoo!’s request. At that meeting, which included our respective financial advisors, we made clear, once again, that we were open to a transaction with Microsoft. During those discussions, Yahoo! made a detailed presentation of its strategic and financial plan, its thoughts on integration and its view with respect to the potential synergies that could be achieved in a transaction, essentially laying the foundation for Microsoft to understand—and respond to—our board’s conclusion that Microsoft’s offer substantially undervalued the company. Following that meeting we also provided to Microsoft a list of key non-price deal terms that our board believed were critical items to be addressed in a deal to provide reasonable protections for our stockholders.
Throughout this period, Microsoft continued to state that it would not raise its offer, and even suggested that it could lower it.
Despite this failure by Microsoft to respond in any substantive way to any of Yahoo!’s requests, on May 2nd, the same day we first learned of Microsoft’s apparent willingness to increase its proposal to $33 (although this oral “offer” was never delivered in writing and did not include details of a cash/stock mix), our board determined to continue discussions, instructing Jerry Yang to indicate to Microsoft that we would be prepared to enter into a transaction that valued Yahoo! at $37 per share and that provided reasonable certainty of value and certainty of closing. This was communicated to Microsoft in-person at a meeting in Seattle on May 3rd. With Microsoft’s offer at $33 and Yahoo!’s counter-proposal at $37, Microsoft elected, within hours, to walk away from the negotiating table and informed us that they were “moving on,” having never engaged further on price or any of the key non-price deal terms.
In short, Yahoo!’s board was at every point in this process prepared to enter into a transaction with Microsoft that would maximize stockholder value—and included certainty of value and closing. What Yahoo!’s independent board refused to do was to allow control of this company to be acquired for less than its full value.

That brings us to today. Our business is performing well as evidenced by our first quarter results. As we have publicly stated, our board continues to actively and expeditiously explore strategic alternatives to maximize stockholder value. None of the alternatives we are considering would preclude us from entering into a transaction with Microsoft or any other party.
We continue to believe that Yahoo!’s current board has the independence, the knowledge, and the commitment to navigate the Company through the rapidly changing Internet environment and to deliver value for Yahoo! and its stockholders.
We look forward to a productive dialogue.
Very truly yours,
Roy Bostock
Chairman of the Board
About Yahoo! Inc.
Yahoo! Inc. is a leading global Internet brand and one of the most trafficked Internet destinations worldwide. Yahoo! is focused on powering its communities of users, advertisers, publishers, and developers by creating indispensable experiences built on trust. Yahoo! is headquartered in Sunnyvale, California. For more information, visit pressroom.yahoo.com.
Forward Looking Statements
This release (including without limitation the statements and information in the letter quoted in this press release) may contain forward-looking statements that involve risks and uncertainties concerning Yahoo!’s projected financial performance as well as Yahoo!’s strategic and operational plans. Actual results may differ materially from those described in this press release due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the implementation and results of Yahoo!’s ongoing strategic initiatives; Yahoo!’s ability to compete with new or existing competitors; reduction in spending by, or loss of, marketing services customers; the demand by customers for Yahoo!’s premium services; acceptance by users of new products and services; risks related to joint ventures and the integration of acquisitions; risks related to Yahoo!’s international operations; failure to manage growth and diversification; adverse results in litigation, including intellectual property infringement claims; Yahoo!’s ability to protect its intellectual property and the value of its brands; dependence on key personnel; dependence on third parties for technology, services, content and distribution; general economic conditions and changes in economic conditions; and potential continuing uncertainty arising in connection with the withdrawal of Microsoft’s unsolicited proposal to acquire Yahoo!, and the announced intention by a stockholder to seek control of our Board of Directors, the possibility that Microsoft or another person may in the future make another proposal, or take other actions which may create uncertainty for our employees, publishers, advertisers and other business partners, and the possibility of significant costs of defense, indemnification and liability resulting from stockholder litigation relating to the Microsoft proposal. More information about potential factors that could affect Yahoo!’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yahoo!’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which are on file with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov. All information in this release is as of May 15, unless otherwise noted, and Yahoo! does not intend, and undertakes no duty, to update or otherwise revise the information contained in this release.
Important Additional Information
Yahoo! will be filing a proxy statement with the SEC in connection with the solicitation of proxies for its 2008 annual meeting of stockholders. Stockholders are strongly advised to read Yahoo!’s 2008 proxy statement when it becomes available because it will contain important information. Stockholders will be able to obtain copies of Yahoo!’s 2008 proxy statement and other documents filed by Yahoo! with the SEC in connection with its 2008 annual meeting of stockholders at the SEC’s website at www.sec.gov or at the Investor Relations section of Yahoo!’s website at www.yhoo.client.stockholder.com. Yahoo!, its directors and its executive officers may be deemed participants in the solicitation of proxies from stockholders in connection with Yahoo!’s 2008 annual meeting of stockholders. Information concerning Yahoo!’s directors and officers is available in its Form 10-K/A for the fiscal year ended December 31, 2007, filed with the SEC on April 29, 2008.
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Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.
Media Contacts:
Brad Williams
Yahoo! Inc.
(408) 349-7069
bhw@yahoo-inc.com
Adam Miller / Winnie Lerner
The Abernathy MacGregor Group for Yahoo! Inc.
(212) 371-5999
alm@abmac.com / wal@abmac.com
Investor Contact:
Marta Nichols
Yahoo! Inc.
(408) 349-3527
mnichols@yahoo-inc.com

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